                                                                     Exhibit 7.7

                                                                       CPCL: 681

                              CP CLARE CORPORATION
                      1995 STOCK OPTION AND INCENTIVE PLAN

                             INCENTIVE STOCK OPTION


No. of Shares:  50,000                                         November 13, 1998

Pursuant to its 1995 Stock Option and Incentive Plan (the "Plan"), CP Clare Corporation (the "Company") hereby grants to Arthur Buckland (the "Optionee") an Option to purchase on or prior to November 13, 2008 (the "Expiration Date") all or any part of 50,000 (the "Option Shares") of common stock of the Company, par value $0.01 per share ("Common Stock") at a price of $6.25 per share and subject to the terms and conditions set forth hereinafter and in the Plan. This Option is intended to be an Incentive Stock Option granted under the Plan and shall be construed in a manner to qualify it as an "incentive stock option" within the meaning of Section 422 (b) of the Internal Revenue Code. Capitalized terms not otherwise defined herein shall have the meanings assigned to them by Section 1 of the Plan.

1.    Vesting Schedule. Subject to the acceleration provisions contained in
      Section 15 of the Plan and Section 4 of the Option, and subject to the determination of the Committee to accelerate the vesting schedule hereunder due to other circumstances, the Option shall become vested and exercisable with respect to the following numbers of Option Shares at the expiration of each of the following periods from the date of the Option, provided that the Optionee continues to be employed by the Company or a Subsidiary during such periods:

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  Number of Option Shares for which    Period from the date of the Option
         Option Exercisable            after which it becomes Exercisable
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               10,000                          November 13, 1999
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               10,000                          November 13, 2000
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               10,000                          November 13, 2001
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               10,000                          November 13, 2002
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               10,000                          November 13, 2003
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In any event the Option shall become fully vested and exercisable with respect to all of the Option Shares 5 years after the date hereof. Once vested, the Option shall continue to be exercisable to purchase Option Shares at any time or times prior to the Expiration Date.

2. Manner of Exercise. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date, the Optionee may give written notice to the Company of his election to purchase some or all of the vested Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

      Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (a) in cash, by certified or bank check or other instrument acceptable to the Committee; (b) in the form of shares of Common Stock that are not then subject to restrictions under any Company plan and that have been held by the Optionee for at least six months; or
      (c) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

      The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Common Stock to be purchased pursuant to the exercise of Options under the Plan and any subsequent resale of the shares of Common Stock will be in compliance with applicable laws and regulations.

3. Non-transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

4. Termination of Employment. If the Optionee's employment by the Company or a Subsidiary is terminated, the extent to which and the period within which the Option may be exercised shall be as set forth below:

      (a) Termination Due to Death. If the Optionee's employment terminates by reason of death, the Option shall become fully exercisable and may thereafter be exercised by the Optionee's legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

      (b) Termination Due to Disability. If the Optionee's employment terminates by reason of Disability, the Option shall become fully exercisable and may thereafter be exercised for a period of 12 months from the date of termination or until the Expiration Date, if earlier. The death of the Optionee during the 12 month period provided in this Section 4(b) shall extend such period for six months from the date of dealth or until the Expiration Date, if earlier.

      (c) Termination Due to Retirement. If the Optionee's employment terminates by reason of Retirement, the Option may thereafter be exercised to the extent it was exercisable on the date of termination for a period of 12 months from the date of termination or until the Expiration Date, if earlier. The death of the

            Optionee during the 12-month period provided in this Section 4(c) shall extend such period for six months from the date of death or until the Expiration Date, if earlier.

      (d) Termination for Cause. If the Optionee's employment terminates for Cause, the Option shall immediately terminate and be of no further force and effect.

      (e) Other Termination. If the Optionee's employment terminates for any reason other than death, Disability, Retirement or Cause, and unless otherwise determined by the Company, the Option may thereafter be exercised, to the extent it was exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier.

5. No Special Employment Rights. This Option will not confer upon the Optionee any right with respect to continued employment by the Company or a Subsidiary, nor will it interfere in any way with any right of the Optionee's employer to terminate the Optionee's employment at any time.

6. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock that may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares of Common Stock are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

7. Tax Withholding. No later than the date as of which part or all of the value of any shares of Common Stock received under the Option first becomes includible in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company regarding the payment of any federal, state or local taxes required to be withheld with respect to such income.

8. Notice of Early Disposition. The Optionee shall notify the Company in writing immediately after the Optionee transfer any Option Shares, if such transfer occurs on or before the later of (a) the date two years after the date of this Option and (b) the date one year after the date the Optionee acquired such Option Shares. The Optionee shall provide the Company with any information concerning such transfer required by the Company for tax purposes.

9. The Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

10.   Miscellaneous.

      (a) Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business, 430 Bedford Street, Lexington, MA 02173 and shall be mailed or delivered to the Optionee at the address set forth below, or in either case at such other address as one party my subsequently furnish to the other party in writing.

      (b) Entire Agreement; Modification. This Option constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Option. Except as otherwise provided in the Plan, this Option may be modified, amended or rescinded only by a written agreement executed by both parties.

      (c) Severability. The invalidity, illegality or unenforceability of any provision of this Option shall in no way affect the validity, legality or enforceability of any other provision.

      (d) Successors and Assigns. This Option shall be binding upon the inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 3 hereof.

      (e) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

                                 CP CLARE CORPORATION


                                 By:    /s/ Harry Andersen
                                        ---------------------------
                                        Harry Andersen

                                 Title: Chief Financial Officer
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Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:


November 13, 1998                   /s/ Arthur R. Buckland
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Date                                Optionee


                                    263 Elm Street, Concord, MA 01742-2251
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                                    Address


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